Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC.

IMPLEMENTS A MANAGED DISTRIBUTION POLICY AND

DECLARES A QUARTERLY DIVIDEND OF $.125 PER SHARE

HOUSTON, TX – October 23, 2006 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced its Board of Directors has approved a managed distribution policy for the Fund to pay quarterly dividends to shareholders at an annual rate of a minimum of $0.50 per share. The Fund is managed with a goal of generating as much of the dividend as possible from ordinary income (net investment income and short-term capital gains). The balance of the dividend then comes from long-term capital gains and, if necessary, a return of capital.

In accordance with the new managed distribution policy, the Board has approved a dividend of $0.125 per share that will be paid for the fourth quarter. The dividend will be payable on December 7, 2006, to shareholders of record as of the close of business on November 7, 2006. Shares of EQS will trade ex-dividend beginning November 3, 2006. The dividend will be payable in shares of common stock or in cash by specific election. Such election must be made by shareholders no later than November 28, 2006. If no election is made, shareholders will receive stock. The stock issued in the dividend will be valued at the average closing market price of EQS for the ten trading days ending November 28, 2006. Cash will be paid in lieu of issuing any fractional shares.

Anthony R. Moore, the Fund’s Co-Chairman, CEO and President, commented, “The dividend policy is consistent with the Fund’s total return objective approved earlier this year by our shareholders. Going forward, our focus will be on targeting strategic investments with debt and capital appreciation components. It is our belief this approach will provide shareholders with a current income feature in the form of a quarterly dividend. The structure of the Fund also allows for capital gains distributions contemporaneous with extraordinary events, which in such cases could exceed $0.50 per share per annum.”

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

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